EXHIBIT 2.4

                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT ("Agreement") is made the 3rd day of March 2000 by and between:-

         (1) GlobalNetFinancial.com, Inc., a Delaware corporation incorporated on 22 October 1996 ("GLBN"); and

         (2) Gavin Whichello, Shakeel Rashid (in his own capacity), Shakeel Rashid (as trustee) Christopher Thomas Edge and James Hay Pension Trustees Limited, Ron Posner, and Sarah Gostick (collectively "the Sellers").

WHEREAS: GLBN owns, operates and develops financial websites and e-commerce execution platforms; and Cyberwolf Limited, a company incorporated in England (Registered No 3859614) ("Cyberwolf") develops websites and e-business systems, this Agreement sets forth the terms, which have been agreed between the parties;

WHEREAS: the Sellers own the issued share capital of Cyberwolf in the proportions set out in the Schedule hereto; and

WHEREAS: GLBN desires to purchase the whole of the issued share capital of Cyberwolf upon the terms and conditions hereinafter appearing; and

WHEREAS: the Sellers agree to sell the whole of this issued share capital of Cyberwolf to GLBN upon the terms and conditions hereinafter appearing.

NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intend to be legally bound, and hereby agree as follows:

1) As consideration for the purchase of Cyberwolf, GLBN shall pay to the Sellers aggregate consideration of(pound)2 million, comprised of:

         a.       cash of(pound)100,000; and

         b. by way of the issue by GLBN to the Sellers of shares of Common Stock (namely Common Stock and not Class `A' Common Stock) in GLBN (such GLBN Common Stock trade on the NASDAQ NMS under the symbol "GLBN") in an amount equal to (pound)1.9 million ("the Consideration Common Stock"). calculated on the basis of a price of $34.75 per Share of Common Stock, the closing price on January 14, 2000.
              (SEE ATTACHMENT "A" FOR DETAILED PRO RATA DISBURSEMENTS OF CASH AND SHARES OF COMMON STOCK TO THE SELLERS)

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2)       The Consideration Common Stock to be issued by GLBN under Section 1) b.
         above, shall vest in the Sellers in pro rata proportion to their individual ownership of the issued share capital of Cyberwolf as noted in the Schedule:

         a. 1/3 on completion of the sale and purchase of the issued share capital in Cyberwolf under clause 4) hereof ("Completion")and shall be subject to a one (1) year lock-up period following vesting; and

         b. 1/3 on the first anniversary of Completion shall be subject to a one (1) year lock-up period following vesting ; and

         c. 1/3 on the second anniversary of Completion and shall be subject to a one (1) year lock-up period following vesting .

3) If at any time before all the Consideration Common Stock to be issued to the Sellers hereunder shall have vested and/or whilst subject to a lock-up period there is a reorganization such as (without limitation) a subdivision of shares of Common Stock or a dividend payable in Common Stock (or convertible into it) is declared or paid that reduces the value of any of the Consideration Common Stock then further Consideration Common Stock shall be issued to the Sellers to restore such loss of value.

4) Each of the Sellers shall have the right to demand that their portion of the Consideration Common Stock be registered and vested whenever GLBN proposes to register any of its Common Stock under the United States Securities Act of 1933 (including the right to demand the same upon the occurrence of a merger or consolidation with another entity or a change of more than 50% of the controlling shareholders of GLBN) and that the expenses thereof shall be paid by GLBN.

5) Gavin Whichello ("Whichello") shall be appointed Chief Information Officer of GLBN, The vesting of Whichello's Common Stock under Clause 3 hereof shall immediately cease if his employment shall be terminated for cause or if he shall resign otherwise than in circumstances constituting constructive dismissal. The details of Whichello's employment with GLBN shall be the subject of a 12 month comprehensive employment agreement to be agreed between Whichello and GLBN (the "Employment Agreement") to be entered into on Completion.

6) Completion of the sale and purchase of the whole of the issued share capital of Cyberwolf shall take place at 33 Glasshouse Street London W1R 5RG on or before 7 March 2000 when:-

         a. Subject to due performance by GLBN of the obligations on its part contained in sub-clause b. below, the Sellers shall deliver to GLBN:-

                  i. share certificates in respect of their shares in Cyberwolf and duly executed stock transfer forms in respect thereof in favour of GLBN together with copies of any powers of attorney under which they shall have been executed; and

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                  ii.      resignations of the present directors and secretary
                           with effect from the end of the Board Meeting of Cyberwolf to be held under sub-clause b. below; and

                  iii. assignments for nominal consideration in favor of GLBN of the right to repayment from Cyberwolf of loans made to Cyberwolf.

         b.       GLBN shall deliver:-

                  i. to the Sellers' solicitors, a banker's draft for(pound)100,000 in respect of the cash consideration; and a cheque for(pound)5000 as a contribution towards the Sellers' legal fees; and

                  ii. to the Sellers, Stock Certificates in respect of so much of the Consideration Common Stock as vests on Completion; and

                  iii. to the Sellers' solicitors, a Secretary's Certificate in the form attached marked "B" signed by the Secretary of GLBN together with the documents referred to therein; and

                  iv. to Whichello, his Employment Agreement in executable form and signed by GLBN.

         c. Whichello, shall in-turn deliver to GLBN his Employment Agreement duly executed.

         d.       Upon completion of all the transactions contemplated clauses
                  6) a. and b. above, GLBN shall procure the holding of a Board Meeting at which the Directors shall resolve, subject to stamping, to register the stock transfers referred to in clause 6) a. i. above, there shall be appointed such additional Directors and a new Company Secretary as GLBN may nominate.

7) Subject to the provisions of clause 11) hereof, the Sellers each represent and warrant:

         a. that they have all requisite power, authority, and capacity to carry out the transactions contemplated in this Agreement; and

         b. that this Agreement constitutes a valid and binding obligation of each of the Sellers, enforceable against each the Sellers in accordance with the terms; and

         c. that to the best of the Seller's knowledge, execution, delivery and performance of this Agreement and sale of the whole of the issued share capital of Cyberwolf by the Sellers shall not violate any provision of law, statute, rule or regulation, or decree of court, administrative agency, or other governmental or self-regulatory body applicable to the Sellers; and

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         d.       that Cyberwolf and the Sellers each are not in default under any court order, writ, injunction or decree in any jurisdiction domestic or foreign relating to Cyberwolf or its shares.

8) Subject to the provisions of clause 11) hereof, GLBN represents and warrants:

         a. that the Common Stock shall be registered with the Securities and Exchange Commission prior to the first anniversary of the signing of this Agreement, and shall be exercisable in accordance with the schedule in clause 2) above; and

         b. that it has all requisite corporate power, authority, and capacity to carry out the transactions contemplated in this Agreement; and

         c. that execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action and that this Agreement constitutes a valid and binding obligation on GLBN, enforceable against GLBN in accordance with the terms; and

         d. that execution, delivery and performance of this Agreement and the issuance and delivery of all consideration ascribed to the transactions contemplated in this Agreement shall not violate any provision of law, statute, rule or regulation, or decree of court,, administrative agency, or other governmental or self-regulatory body applicable to GLBN; and

         e. that GLBN is not in default under any court order, writ, injunction or decree in any jurisdiction domestic or foreign; and

         f. neither GLBN nor any person acting on its behalf has offered the Common Stock or any similar securities for sale, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with any persons; and

         g. GLBN has complied and is complying with applicable SEC requirements.


9) Subject to the provisions of clause 11) hereof, the Sellers each shall indemnify and hold harmless GLBN and its offices, directors, employees, agents and counsel, from and against any and all losses, claims, damages, expenses, or liabilities, joint or several, whatsoever, as such are incurred, arising from any material breach of any express representation, warranty, covenant or agreement of the Sellers contained in this Agreement.

10) Subject to the provisions of clause 11) hereof, GLBN shall indemnify and hold harmless the Sellers each and its offices, directors, employees, agents and counsel, from and against any and all losses, claims, damages, expenses, or liabilities, joint or several, whatsoever, as such are incurred, arising from any

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         material breach of any express representation, warranty, covenant or agreement of GLBN contained in this Agreement.

11) The express representations, warranties, indemnities, covenants and agreements on the part of the parties, hereto contained in this Agreement, are in lieu of all other representations, warranties, indemnities, covenants and agreements on their part, whether express, implied or statutory; and

         a. In no circumstances shall the liability of each of the Sellers under this Agreement exceed the amount of the Consideration Common Stock received at the time a claim is made, and any claim may be satisfied in the form of Consideration Common Stock.

         b. The liability of the Sellers and GLBN under the representations, warranties and indemnities on their respective parts contained in this Agreement shall cease on the second anniversary of the date of Completion save as regards any alleged specific breach of which notice in writing (containing reasonable details of the event or circumstance giving rise to the claim and the basis upon which the claimant is making a claim against the other party hereto) shall have been given to the that other party hereto before that anniversary.

         c. Each of the parties hereto acknowledges that in entering into this Agreement, he, it or they are not relying on any representation, warranty, indemnity, covenant or agreement not contained in this Agreement, save that the Sellers shall be regarded as relying on all publicly available information in writing filed by or on behalf of GLBN with any governmental or other regulatory body or stock exchange.

         d. None of the provisions of this clause 11) shall apply in the case of fraudulent misrepresentation on the part of the any party hereto.

12) Following the execution of this Agreement, Cyberwolf's corporate identity and name shall be changed to GlobalNetTechnology (Europe) Ltd., and as such, shall become the European IT division of GLBN.

13) This Agreement shall be governed by and construed in accordance with the laws of England, and the parties hereto submit to the jurisdiction of the courts of England.

14) Nothing in this Agreement shall confer any rights upon any person or entity that is not a party to this Agreement, and in concert with this paragraph 14), any assignment of any portion of the consideration of the transaction contemplated in this Agreement, to any person(s) or entit(y)(ies), as may be detailed in this Agreement or its Attachments, shall not convey any rights thereto whatsoever.

15) If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any current or future law, and if the rights and obligations of any party

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         hereto under this Agreement shall not be materially and adversely affected thereby, such provision shall be fully severable; this Agreement shall be construed and enforced as if such provision had never comprised a part of this Agreement; and all remaining and valid provisions shall remain in full force and effect, and shall not be affected by the severance of such provision.

16) The terms and provisions of this Agreement shall not be modified or amended or waived, either temporarily or permanently, except pursuant to written consent of all parties hereto.

17) The terms of this Agreement shall survive completion of the sale and purchase of the shares in Cyberwolf.

18) This Agreement and the documents referred to herein shall constitute the entire agreement between the parties hereto with regard to the transactions provided for herein and shall supersede all prior negotiations between the parties hereto.

                                  THE SCHEDULE

                       Shareholdings in Cyberwolf Limited

Gavin Whichello                                      285  Shares

Shakeel Rashid (beneficially)                        245 Shares

Shakeel Rashid (as Trustee)                           40 Shares

Christopher Thomas Edge

and James Hay Pension Trustees Limited                285 Shares

Ron Posner                                             95 Shares

Sarah Gostick                                          50 Shares



Accepted and agreed:

Signed on behalf of GLBN:


----------------------------
WILLIAM THOMAS HODGSON, COO                          Date: February 25, 2000

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Signed by Gavin Whichello:


----------------------------
GAVIN WHICHELLO                                      Date: March 3, 2000


Signed by Shakeel Rashid:


---------------------------
SHAKEEL RASHID                                       Date: March 1, 2000


Signed by Shakeel Rashid (as Trustee)


---------------------------
SHAKEEL RASHID (as Trustee)                          Date: March 1, 2000


Signed by Christopher Thomas Edge and James Hay Pension Trustees Limited:


---------------------------
CHRISTOPHER THOMAS EDGE                              Date: February 28, 2000
AND JAMES HAY PENSION TRUSTEES LIMITED

Signed by Ron Posner


---------------------------
RON POSNER                                           Date:


Signed by Sarah Gostick


---------------------------
SARAH GOSTICK                                        Date: February 28, 2000


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